HF Financial Corp. Reports Fiscal First Quarter Core Earnings of $0.30 Per Diluted Share and GAAP Earnings of $0.55 Per Diluted Share
Branch Sale Generates $2.8 Million Pre-tax Gain
Declares Regular Quarterly Dividend of $0.1125 per Share

SIOUX FALLS, SD, October 26, 2015 -- HF Financial Corp. (Nasdaq: HFFC) today reported fiscal first quarter 2016 earnings increased 113% to $3.9 million, or $0.55 per diluted share, compared to $1.8 million, or $0.26 per diluted share one year earlier and from $2.0 million, or $0.28 per diluted share, one quarter earlier. The quarter’s earnings reflect a pre-tax gain of $2.8 million on the previously announced sale of the Pierre branch with total deposits of approximately $21.4 million. Core earnings, a non-GAAP measure, were $2.1 million, or $0.30 per diluted share for the first fiscal quarter of 2016, as compared to core earnings of $1.7 million, or $0.24 per diluted share, for the first fiscal quarter a year ago. Core earnings were supported by a stronger tax equivalent net interest margin of 3.55% for the first quarter compared to 2.84% one year earlier.

Total assets were $1.17 billion at September 30, 2015, compared to $1.19 billion the previous quarter and tangible book value per share increased to $14.61 from $14.07 the previous quarter. Loan balances declined slightly reflecting $24.2 million in loan balances sold associated with the Pierre branch. Excluding loans sold in this branch sale, loans increased by $16.2 million compared to the previous quarter. Asset quality remains strong with nonperforming assets as a percentage of total assets at 1.04% at September 30, 2015, compared to 1.21% one year earlier.

“Over the past two years, we have better positioned our banking franchise to generate stronger returns on equity with healthier net interest margins, a branching platform that delivers quality service to our customers more efficiently, and a lending team with better coordination for reaching our customers. We also continue to improve workflows and examine our cost structure to maximize efficiencies,” said Stephen Bianchi, President and Chief Executive Officer.
Fiscal 2016 First Quarter Financial Highlights: (at or for the periods ended September 30, 2015, compared to June 30, 2015, and/or September 30, 2014.)

•
Core earnings, a non-GAAP measure, were $2.1 million, or $0.30 per diluted share, for the first quarter of fiscal 2016. GAAP earnings increased 113% to $3.9 million for the first quarter, or $0.55 per diluted share, from earnings of $1.8 million, or $0.26 per diluted share in the prior year first quarter.

•
The net interest margin expressed on a fully taxable equivalent basis (“NIM, TE”), a non-GAAP measure, increased to 3.55% for the fiscal first quarter 2016 compared to 3.53% the previous quarter and 2.84% one year ago.

•
Total loans decreased to $906.3 million at September 30, 2015, from $914.4 million at June 30, 2015, and increased 10.9% from $817.3 million a year ago. The quarterly decrease included the sale of $24.2 million of loans associated with the Pierre branch. Excluding the loans sold with the Pierre branch, the loan balance expanded $16.2 million, or 1.8% in the quarter.

•
Nonperforming assets declined to $12.1 million, or 1.04% of total assets at quarter end compared to $13.3 million or 1.12% of total assets one quarter earlier. One year earlier, nonperforming assets totaled $15.2 million, or 1.21% of total assets. Nonperforming assets at September 30, 2015, include $9.9 million of non-accruing troubled debt restructured loans that are compliant with their restructured terms.

•	Net charge-offs were $152,000 for the fiscal first quarter or just 0.07% annualized of the average total loans.

•	Loan and lease losses allowance totaled 1.24% of total loans at September 30, 2015, compared to 1.23% one quarter earlier. The Company has no direct exposure to the oil & gas industry.

•	As previously announced, the Bank sold its branch office in Pierre, SD with $21.4 million in deposits on July 24, 2015, for a $2.8 million net pre-tax gain.

•
Bank capital ratios as of September 30, 2015, continued to remain well above the newly implemented regulatory “well-capitalized” minimum levels and include the newly implemented common equity tier 1 capital to risk- weighted assets ratio:

◦	Total risk-based capital to risk-weighted assets was 13.64% versus 13.29% at June 30, 2015.

◦	Tier 1 capital to risk-weighted assets was 12.50% versus 12.16% at June 30, 2015.

◦	Tier 1 capital to total adjusted assets was 10.62% versus 10.39% at June 30, 2015.

◦	Common equity tier 1 capital to risk-weighted assets was 12.50% versus 12.16% at June 30, 2015.

•	The most recent dividend of $0.1125 per share represents a 2.74% current yield at recent market prices.

•
Tangible book value was $14.61 per share at September 30, 2015, compared to $13.86 per share a year ago. This increase in tangible book value combined with a total dividend of $0.45 results in an intrinsic return of 8.66% for the past twelve month period.

For a reconciliation of core earnings and core diluted earnings per share to accounting principles generally accepted in the United States ("GAAP") for net income and GAAP diluted earnings per share, please refer to the tables in the section titled "Reconciliation of GAAP Earnings and Core Earnings."
Balance Sheet and Asset Quality Review
HF Financial’s total asset base was $1.17 billion at September 30, 2015, compared to $1.19 billion one quarter earlier. Assets declined slightly related to the branch sale and seasonal outflow of public funds. Total loans decreased to $906.3 million at September 30, 2015, impacted by the $24.2 million in loans sold with the Pierre branch sale. The loan composition after the first fiscal quarter reflects slightly less agricultural and commercial loans and a larger balance of commercial real estate loans when compared to the prior quarter end. At September 30, 2015, commercial real estate totaled 49.7%, agricultural loans totaled 21.4%, commercial business loans were 7.9%, consumer were 7.7% and construction and residential loans totaled 7.2% and 6.1%, respectively.

Total deposits decreased to $916.3 million at September 30, 2015, from $963.2 million one quarter earlier. The deposit decline reflects both the sale of $21.4 million of deposits related to the Pierre branch and a seasonal decline in public funds. Non-certificate accounts represented 66.9% of total deposits, while certificates of deposit represented 33.1% of total deposits at September 30, 2015. Non-interest bearing deposits represent 16.0% of total deposits.

FHLB advances and other borrowings increased during the first fiscal quarter of 2016 to $92.6 million compared to $65.6 million in the previous quarter, primarily consisting of shorter-term borrowing. For the quarter ended September 30, 2015, the weighted average cost of the FHLB borrowing portfolio was 0.39% compared to 0.40% the previous quarter.

Nonperforming assets ("NPAs"), which included $9.9 million of nonaccruing troubled debt restructurings that are in compliance with their restructured terms, totaled $12.1 million at September 30, 2015 compared to $15.2 million one year earlier. At September 30, 2015, NPAs represented 1.04% of total assets and included only $272,000 in foreclosed assets.

The allowance for loan and lease losses at September 30, 2015, totaled $11.3 million and represented 1.24% of total loans and leases. Total allowance relative to total nonperforming loans was 95.0% at September 30, 2015, compared to 68.7% one year earlier.

Tangible common stockholders' equity was 8.83% of tangible assets at September 30, 2015 compared to 7.81%

one year earlier. Tangible book value per common share was $14.61 at September 30, 2015, up from $13.86 one year earlier.

Capital ratios continued to remain well above regulatory requirements with Tier 1 capital to risk-weighted assets of 12.50% at September 30, 2015, while the ratio of Tier 1 capital to total adjusted assets was 10.62%. These regulatory ratios were higher than the required minimum levels of 6.00% and 4.00%, respectively.
Review of Operations
For the first fiscal quarter ending September 30, 2015, HF Financial's operations reflected improved core earnings with expanding net interest margin, growing noninterest income and improving asset quality. Net interest income increased 1.5% to $9.6 million for the first fiscal quarter of fiscal 2016 compared to $9.5 million the previous quarter and 15.9% from $8.3 million one year earlier. The NIM, TE expanded to 3.55% for the fiscal first quarter compared to 3.53% the previous quarter and 2.84% one year earlier.

“The sale of our Pierre branch in the first quarter allowed us to realize a net premium on a single office with deposits of $21.4 million. In addition, the net interest margin continues to benefit from net loan growth against a lower cost of funding base, while our banking teams remain focused on developing deeper client relationships to drive fee income opportunities,” stated Brent Olthoff, Chief Financial Officer and Treasurer.

Provision for loan losses reflect reserves established for the expanding loan portfolio, economic conditions and historical charge-off activity. Provisions totaled $178,000 for the first fiscal quarter of 2016 compared to $630,000 for the fourth fiscal quarter of 2015. Gross charge-offs were $193,000 for the first quarter versus $448,000 in the prior quarter.

Noninterest income totaled $6.4 million for the fiscal first quarter of 2016 compared to $3.7 million in the previous quarter. The first quarter was impacted by the sale of a bank branch for a pre-tax gain of $2.8 million. Mortgage activity produced $1.1 million in servicing and gains on loan sales revenue in the first fiscal quarter of 2016, a similar level to the prior quarter. Fees on deposits totaled $1.5 million for the first quarter of fiscal 2016 which was similar to the previous quarter.

Total noninterest expense was $9.9 million compared to $9.7 million in the previous quarter. Compensation and employee benefits increased to $6.1 million from $6.0 million the previous quarter and $5.3 million one year earlier. The most recent quarters reflect additional costs associated with health care costs, performance incentives, and variable pay increases related to increased mortgage activity and investment sales commissions, when compared to the same quarter one year ago. One-time retention and severance pay of $98,000 was also incurred due to the Pierre branch sale and additional internal staffing restructuring completed during the first quarter.

These financial results are preliminary until the Form 10-Q is filed in November 2015.
Quarterly Dividend Declared
The board of directors declared a regular quarterly cash dividend of $0.1125 per common share for the first fiscal quarter 2016. The dividend is payable November 13, 2015 to stockholders of record November 6, 2015.
Use of Non-GAAP Financial Measures
This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). “Net Interest Margin, TE” and "Core Earnings" are non-GAAP financial measures. Information regarding the usefulness of Net Interest Margin, TE and Core Earnings appear in the notes to the attached financial statements. The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, these presentations may not be comparable to other similarly titled measures reported by other companies. Reconciliation of the non-GAAP measures to the most comparable GAAP measures are set forth in the notes to the attached financial statements.
About HF Financial Corp.
HF Financial Corp., based in Sioux Falls, SD, is the parent company for financial services companies, including Home Federal Bank, Mid America Capital Services, Inc., dba Mid America Leasing Company, Hometown Investment Services, Inc. and HF Financial Group, Inc. As a publicly traded savings association headquartered in South Dakota, HF Financial Corp. operates with 23 offices in 17 communities, throughout Eastern South Dakota, Minnesota, and North Dakota. The Company operates a branch in the Twin Cities market as Infinia Bank, a Division of Home Federal Bank of South Dakota, and a full service branch in Fargo, North Dakota. Internet banking is also available at www.homefederal.com and www.infiniabank.com.
This news release and other reports issued by the Company, including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance. In addition, the Company's management may make forward-looking statements orally to the media, securities analysts, investors or others. These forward-looking statements might include one or more of the following:

•	Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, adequacy of loan loss reserves, tax benefit or other financial items.

•	Descriptions of plans or objectives of management for future operations, products or services, transactions, investments and use of subordinated debentures payable to trusts.

•	Forecasts of future economic performance.

•	Use and descriptions of assumptions and estimates underlying or relating to such matters.
Forward-looking statements can be identified by the fact they do not relate strictly to historical or current facts. They often include words such as “optimism,” “look-forward,” “bright,” “pleased,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.
Forward-looking statements about the Company's expected financial results and other plans are subject to certain risks, uncertainties and assumptions. These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive conditions and developments (such as shrinking interest margins and continued short-term environments); deposit outflows, reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company's loan and lease portfolios; the ability or inability of the Company to manage interest rate and other risks; unexpected or continuing claims against the Company's self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; and the other risks detailed from time to time in the Company's SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending June 30, 2015, and its subsequent quarterly reports on Form 10-Q.
Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Although the Company believes its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in any forward-looking statements.
CONTACT:     HF Financial Corp.
Stephen Bianchi, President and Chief Executive Officer (605) 333-7556

HF Financial Corp.
Selected Consolidated Operating Highlights
(Dollars in Thousands, except share data)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Interest, dividend and loan fee income:
Loans and leases receivable	$10,085	$9,897	$9,160
Investment securities and interest-earning deposits	746	766	1,206
	10,831	10,663	10,366
Interest expense:
Deposits	845	835	916
Advances from Federal Home Loan Bank and other borrowings	379	367	1,164
	1,224	1,202	2,080
Net interest income	9,607	9,461	8,286
Provision (benefit) for losses on loans and leases	178	630	(22)
Net interest income after provision for losses on loans and leases	9,429	8,831	8,308
Noninterest income:
Fees on deposits	1,461	1,447	1,599
Loan servicing income, net	335	318	370
Gain on sale of loans	773	751	547
Earnings on cash value of life insurance	210	208	207
Trust income	214	171	223
Commission and insurance income	491	534	419
Gain on sale of securities, net	5	18	34
Gain on sale of bank branch	2,847	—	—
Loss on disposal of closed-branch fixed assets	—	—	(163)
Other	109	289	105
	6,445	3,736	3,341
Noninterest expense:
Compensation and employee benefits	6,059	5,952	5,251
Occupancy and equipment	1,046	996	1,043
FDIC insurance	190	194	215
Check and data processing expense	865	767	833
Professional fees	675	609	640
Marketing and community investment	274	316	372
Other	823	857	667
	9,932	9,691	9,021
Income before income taxes	5,942	2,876	2,628
Income tax expense	2,090	913	816
Net income	$3,852	$1,963	$1,812

Basic earnings per common share:	$0.55	$0.28	$0.26
Diluted earnings per common share:	$0.55	$0.28	$0.26
Basic weighted average shares:	7,054,451	7,054,451	7,055,440
Diluted weighted average shares:	7,064,924	7,061,927	7,060,042
Outstanding shares (end of period):	7,054,451	7,054,451	7,055,440
Number of full-service offices	23	23	26

HF Financial Corp.
Consolidated Statements of Financial Condition
(Dollars in Thousands, except share data)

	September 30, 2015	June 30, 2015
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$18,941	$21,476
Investment securities available for sale	154,170	158,806
Investment securities held to maturity	20,042	20,156
Correspondent bank stock	5,261	4,177
Loans held for sale	9,027	9,038

Loans and leases receivable	906,280	914,419
Allowance for loan and lease losses	(11,256)	(11,230)
Loans and leases receivable, net	895,024	903,189

Accrued interest receivable	6,486	5,414
Office properties and equipment, net of accumulated depreciation	16,306	15,493
Foreclosed real estate and other properties	272	157
Cash value of life insurance	21,491	21,320
Servicing rights, net	10,457	10,584
Goodwill and intangible assets, net	4,725	4,737
Other assets	9,358	10,648
Total assets	$1,171,560	$1,185,195
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$916,328	$963,229
Advances from Federal Home Loan Bank and other borrowings	92,647	65,558
Subordinated debentures payable to trusts, net of unamortized debt issuance costs	24,657	24,655
Advances by borrowers for taxes and insurance	16,576	14,197
Accrued expenses and other liabilities	13,548	13,579
Total liabilities	1,063,756	1,081,218
Stockholders' equity
Preferred stock, $.01 par value, 500,000 shares authorized, none outstanding	—	—
Series A Junior Participating Preferred Stock, $1.00 stated value, 50,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 9,137,906 and 9,137,906 shares issued at September 30, 2015 and June 30, 2015, respectively	91	91
Additional paid-in capital	46,373	46,320
Retained earnings, substantially restricted	93,204	90,145
Accumulated other comprehensive (loss), net of related deferred tax effect	(967)	(1,682)
Less cost of treasury stock, 2,083,455 shares at September 30, 2015 and June 30, 2015	(30,897)	(30,897)
Total stockholders' equity	107,804	103,977
Total liabilities and stockholders' equity	$1,171,560	$1,185,195

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Allowance for Loan and Lease Loss Activity	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Balance, beginning	$11,230	$11,012	$10,502
Provision charged to income	178	630	(22)
Charge-offs	(193)	(448)	(141)
Recoveries	41	36	40
Balance, ending	$11,256	$11,230	$10,379

Asset Quality	September 30, 2015	June 30, 2015	September 30, 2014
Nonaccruing loans and leases	$11,854	$13,107	$15,098
Accruing loans and leases delinquent more than 90 days	—	—	—
Foreclosed assets	272	157	124
Total nonperforming assets (1)	$12,126	$13,264	$15,222

General allowance for loan and lease losses	$11,007	$10,951	$9,941
Specific impaired loan valuation allowance	249	279	438
Total allowance for loans and lease losses	$11,256	$11,230	$10,379

Ratio of nonperforming assets to total assets at end of period (1)	1.04%	1.12%	1.21%
Ratio of nonperforming loans and leases to total loans and leases at end of period (2)	1.31%	1.43%	1.85%
Ratio of net charge-offs to average loans and leases for the year-to-date period (3)	0.07%	0.13%	0.05%
Ratio of allowance for loan and lease losses to total loans and leases at end of period	1.24%	1.23%	1.27%
Ratio of allowance for loan and lease losses to nonperforming loans and leases at end of period (2)	95.0%	85.7%	68.7%
_____________________________________________
(1) Nonperforming assets include nonaccruing loans and leases, accruing loans and leases delinquent more than 90 days and foreclosed assets. Includes nonaccruing troubled debt restructured loans compliant with their restructured terms of $9.9 million, $9.5 million, and $13.5 million, for the respective quarters.
(2) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.
(3) Percentages for the three months ended September 30, 2015 and September 30, 2014 have been annualized.

Troubled Debt Restructuring Summary	September 30, 2015	June 30, 2015	September 30, 2014
Nonaccruing troubled debt restructurings-non-compliant (1)(2)	$113	$—	$5
Nonaccruing troubled debt restructurings-compliant (1)(2)(3)	9,905	9,499	13,491
Accruing troubled debt restructurings (4)	2,545	2,767	1,861
Total troubled debt restructurings	$12,563	$12,266	$15,357
______________________________________________
(1) Non-compliant and compliant refer to the terms of the restructuring agreement.
(2) Balances are included in nonaccruing loans as part of nonperforming loans.
(3) Interest received but applied to the principal balance was $136, $156, and $250, for the respective quarters.
(4) None of the loans included are 90 days past due and are not included in the nonperforming loans.

HF Financial Corp.
Selected Capital Composition Highlights
(Unaudited)

	September 30, 2015	June 30, 2015	September 30, 2014
Common stockholder's equity before OCI (1) to consolidated assets	9.31%	8.95%	8.47%
OCI components to consolidated assets:
Net changes in unrealized gains and losses:
Investment securities available for sale	0.04	(0.02)	(0.13)
Defined benefit plan	(0.09)	(0.09)	(0.11)
Derivatives and hedging activities	(0.03)	(0.03)	(0.04)
Goodwill and intangible assets, net to consolidated assets	(0.40)	(0.40)	(0.38)
Tangible common equity to tangible assets	8.83%	8.41%	7.81%

Tangible book value per common share (2)	$14.61	$14.07	$13.86

Tier I capital (to adjusted total assets) (3)	10.62%	10.39%	9.70%
Tier I capital (to risk-weighted assets) (3)	12.50	12.16	13.36
Common equity tier I capital (to risk-weighted assets) (3)(4)	12.50	12.16	NA
Total risk-based capital (to risk-weighted assets) (3)	13.64	13.29	14.50
______________________________________________
(1) Accumulated other comprehensive income (loss).
(2) Common equity reduced by goodwill and intangible assets, net and divided by number of shares of outstanding common stock.
(3) Capital ratios for Home Federal Bank.
(4) Common equity tier I capital ratio is a regulatory ratio reporting requirement effective beginning March 31, 2015.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Loan and Lease Portfolio Composition
	September 30, 2015		June 30, 2015
	Amount	Percent	Amount	Percent
Residential:
One-to four-family	$55,125	6.1%	$55,572	6.1%
Construction	9,194	1.0	6,308	0.7
Commercial:
Commercial business (1)	71,466	7.9	78,493	8.6
Equipment finance leases	130	—	158	—
Commercial real estate:
Commercial real estate	335,685	37.0	325,453	35.6
Multi-family real estate	115,268	12.7	111,354	12.2
Construction	56,527	6.2	48,224	5.3
Agricultural:
Agricultural real estate	88,024	9.7	96,952	10.6
Agricultural business	106,550	11.7	123,988	13.5
Consumer:
Consumer direct	14,983	1.7	14,837	1.6
Consumer home equity	50,786	5.7	50,377	5.5
Consumer overdraft & reserve	2,542	0.3	2,703	0.3
Total (2)	$906,280	100.0%	$914,419	100.0%
_________________________________________________
(1) Includes $1,376 and $1,377 tax exempt leases at September 30, 2015 and June 30, 2015, respectively.
(2) Exclusive of undisbursed portion of loans in process and net of deferred loan fees and discounts.

Deposit Composition
	September 30, 2015		June 30, 2015
	Amount	Percent	Amount	Percent
Noninterest-bearing checking accounts	$146,799	16.0%	$171,064	17.8%
Interest-bearing checking accounts	178,475	19.5	185,075	19.2
Money market accounts	194,249	21.2	198,000	20.5
Savings accounts	93,317	10.2	93,053	9.7
In-market certificates of deposit	219,594	24.0	242,036	25.1
Out-of-market certificates of deposit	83,894	9.1	74,001	7.7
Total deposits	$916,328	100.0%	$963,229	100.0%

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	September 30, 2015		June 30, 2015
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$913,277	4.39%	$910,757	4.36%
Investment securities(2)(3)	183,346	1.62	185,571	1.66
Total interest-earning assets	1,096,623	3.93%	1,096,328	3.90%
Noninterest-earning assets	74,964		75,668
Total assets	$1,171,587		$1,171,996
Interest-bearing liabilities:
Deposits:
Checking and money market	$374,980	0.24%	$380,230	0.23%
Savings	95,996	0.25	116,390	0.20
Certificates of deposit	299,554	0.75	289,084	0.77
Total interest-bearing deposits	770,530	0.44	785,704	0.43
FHLB advances and other borrowings	81,852	0.41	80,220	0.38
Subordinated debentures payable to trusts	24,656	4.74	24,837	4.68
Total interest-bearing liabilities	877,038	0.56%	890,761	0.54%
Noninterest-bearing deposits	155,703		146,183
Other liabilities	32,706		31,777
Total liabilities	1,065,447		1,068,721
Equity	106,140		103,275
Total liabilities and equity	$1,171,587		$1,171,996
Net interest spread(4)		3.37%		3.36%
Net interest margin(4)(5)		3.49%		3.46%
Net interest margin, TE(6)		3.55%		3.53%
Return on average assets(7)		1.31%		0.67%
Return on average equity(8)		14.44%		7.62%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended September 30, 2015 and June 30, 2015 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Selected Consolidated Financial Condition Data
(Dollars in Thousands)
(Unaudited)

Average Balance, Interest Yields and Rates	Three Months Ended
	September 30, 2015		September 30, 2014
	Average Outstanding Balance	Yield/ Rate	Average Outstanding Balance	Yield/ Rate
Interest-earning assets:
Loans and leases receivable(1)(3)	$913,277	4.39%	$818,100	4.44%
Investment securities(2)(3)	183,346	1.62	365,880	1.31
Total interest-earning assets	1,096,623	3.93%	1,183,980	3.47%
Noninterest-earning assets	74,964		73,181
Total assets	$1,171,587		$1,257,161
Interest-bearing liabilities:
Deposits:
Checking and money market	$374,980	0.24%	$400,864	0.25%
Savings	95,996	0.25	147,952	0.21
Certificates of deposit	299,554	0.75	256,168	0.91
Total interest-bearing deposits	770,530	0.44	804,984	0.45
FHLB advances and other borrowings	81,852	0.41	136,731	2.49
Subordinated debentures payable to trusts	24,656	4.74	24,837	4.90
Total interest-bearing liabilities	877,038	0.56%	966,552	0.85%
Noninterest-bearing deposits	155,703		156,070
Other liabilities	32,706		32,534
Total liabilities	1,065,447		1,155,156
Equity	106,140		102,005
Total liabilities and equity	$1,171,587		$1,257,161
Net interest spread(4)		3.37%		2.62%
Net interest margin(4)(5)		3.49%		2.78%
Net interest margin, TE(6)		3.55%		2.84%
Return on average assets(7)		1.31%		0.57%
Return on average equity(8)		14.44%		7.05%
_____________________________________

(1)	Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2)	Includes federal funds sold and interest earning reserve balances at the Federal Reserve Bank.

(3)	Yields do not reflect the tax-exempt nature of loans, equipment leases and municipal securities.

(4)	Percentages for the three months ended September 30, 2015 and September 30, 2014 have been annualized.

(5)	Net interest income divided by average interest-earning assets.

(6)
Net interest margin expressed on a fully taxable equivalent basis ("Net Interest Margin, TE") is a non-GAAP financial measure. See the following Non-GAAP Disclosure Reconciliation of Net Interest Income (GAAP) to Net Interest Margin, TE (Non-GAAP). The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income and certain other permanent income tax differences. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes. As a non-GAAP financial measure, Net Interest Margin, TE should be considered supplemental to and not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for Net Interest Margin, TE, this presentation may not be comparable to similarly titled measures reported by other companies.

(7)	Ratio of net income to average total assets.

(8)	Ratio of net income to average equity.

HF Financial Corp.
Age Analysis of Past Due Loans and Leases Receivables
(Dollars in Thousands)
(Unaudited)

September 30, 2015	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$—	$144	$113	$257	$54,868	$—	$113	$113
Construction	—	—	—	—	9,194	—	—	—
Commercial:
Commercial business	—	—	123	123	71,343	—	1,590	1,590
Equipment finance leases	—	—	—	—	130	—	—	—
Commercial real estate:
Commercial real estate	—	159	—	159	335,526	—	476	476
Multi-family real estate	—	—	—	—	115,268	—	—	—
Construction	—	—	—	—	56,527	—	—	—
Agricultural:
Agricultural real estate	—	—	1,342	1,342	86,682	—	4,396	4,396
Agricultural business	—	27	1,959	1,986	104,564	—	5,036	5,036
Consumer:
Consumer direct	—	—	2	2	14,981	—	33	33
Consumer home equity	145	8	166	319	50,467	—	210	210
Consumer OD & reserve	—	—	—	—	2,542	—	—	—
Total	$145	$338	$3,705	$4,188	$902,092	$—	$11,854	$11,854

June 30, 2015	Accruing and Nonaccruing Loans					Nonperforming Loans
	30 - 59 Days Past Due	60 - 89 Days Past Due	Greater Than 89 Days	Total Past Due	Current	Recorded Investment > 90 Days and Accruing (1)	Nonaccrual Balance	Total
Residential:
One-to four-family	$—	$—	$—	$—	$55,572	$—	$112	$112
Construction	4	—	—	4	6,304	—	—	—
Commercial:
Commercial business	26	—	485	511	77,982	—	2,398	2,398
Equipment finance leases	—	—	—	—	158	—	—	—
Commercial real estate:
Commercial real estate	23	—	—	23	325,430	—	359	359
Multi-family real estate	—	—	—	—	111,354	—	—	—
Construction	—	—	—	—	48,224	—	—	—
Agricultural:
Agricultural real estate	375	139	1,203	1,717	95,235	—	4,482	4,482
Agricultural business	720	521	1,206	2,447	121,541	—	5,474	5,474
Consumer:
Consumer direct	18	3	3	24	14,813	—	45	45
Consumer home equity	190	—	135	325	50,052	—	237	237
Consumer OD & reserve	5	—	—	5	2,698	—	—	—
Total	$1,361	$663	$3,032	$5,056	$909,363	$—	$13,107	$13,107
____________________________________

(1)	Loans accruing and delinquent greater than 90 days have government guarantees or acceptable loan-to-value ratios.

HF Financial Corp.
Non-GAAP Disclosure Reconciliations
(Dollars in Thousands, except share data)
(Unaudited)

Reconciliation of Net Interest Margin to Net Interest Margin-Tax Equivalent Yield

	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
Net interest income	$9,607	$9,461	$8,286
Taxable equivalent adjustment	170	174	187
Adjusted net interest income	9,777	9,635	8,473
Average interest-earning assets	1,096,623	1,096,328	1,183,980
Net interest margin, TE	3.55%	3.53%	2.84%

Reconciliation of GAAP Earnings and Core Earnings
Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, net gain or loss recorded on the sale of securities, the charges incurred from the prepayment of borrowings, the net gain or loss recorded on the sale of property, and costs incurred for branch closures.

	Three Months Ended
	September 30,	June 30,	September 30,
	2015	2015	2014
GAAP earnings before income taxes	$5,942	$2,876	$2,628
Net (gain) on sale of securities	(5)	(18)	(34)
Net (gain) on sale of bank branch	(2,847)	—	—
Net (gain) on sale of property	—	(195)	—
Costs incurred for branch closures (1)	—	1	(201)
Core earnings before income taxes	3,090	2,664	2,393
Provision for income taxes for core earnings	1,006	832	727
Core earnings	$2,084	$1,832	$1,666

GAAP diluted earnings per share	$0.55	$0.28	$0.26
Net (gain) on sale of securities, net of tax	—	—	—
Net (gain) on sale of bank branch, net of tax	(0.25)	—	—
Net (gain) on sale of property, net of tax	—	(0.02)	—
Costs incurred for branch closures, net of tax	—	—	(0.02)
Core diluted earnings per share	$0.30	$0.26	$0.24

(1) Branch closure costs include loss on disposal of closed branch fixed assets in noninterest income and other costs associated with the closure and are included in the respective categories within noninterest expenses.